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                        EXHIBIT 10.1
                        Translated from the French for Information Purposes Only

                             SHAREHOLDERS' AGREEMENT

This Shareholders' Agreement is made this day of July 20th 1999.

BETWEEN

Mr. THIERRY CIVETTA, a French citizen born in Paris, France, on December 12, 1956 and residing at La Fouillarge, 24460 Chateau-l'Eveque.

AND:

RG BARRY Corp., a US corporation incorporated under the laws of the State of OHIO, whose corporate headquarters are located at 13405 Yarmouth Rd. NW, Pickerington, Ohio 43147, USA (hereafter referred to as "RG Barry") represented by Mr. Yves Gaget, duly empowered for the purpose of this Agreement pursuant to a corporate resolution and power of attorney in accordance with the corporate resolution attached as Exhibit (1) to this Agreement.

Mr. THIERRY CIVETTA and RG BARRY being collectively referred to hereinafter as the "Parties", or "Shareholders".

WHEREAS:

A. RG Barry has acquired 80% of the issued share capital of ESCAPADE SA from Mr. Thierry Civetta, who holds the remaining 20% pursuant to a stock purchase agreement entered into by and between the parties as of the date hereof.

B. It is in the best interest of Escapade SA that RG Barry and Mr. THIERRY CIVETTA have an orderly and harmonious shareholders relationship in accordance with the terms of this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

CLAUSE 1 - DEFINITIONS

For the purpose of this Agreement, the following terms shall have the meanings set forth below:

"BUSINESS DAY"                     means any week day (except Saturdays, Sundays
                                   and public holidays).

"FARGEOT GROUP OF COMPANIES"       means Escapade Etablissements Fargeot et
                                   Compagnie, Michel Fargeot SA and any other company directly or indirectly controlled by Escapade SA.

"STOCK PURCHASE AGREEMENT"         means the agreement entered into by and
                                   between Mr. THIERRY CIVETTA and RG BARRY.

THE CLOSING DATE                   means the date hereof.


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"THE COMPANY"                      means ESCAPADE SA, a societe anonyme with
                                   share capital of FF 250,000, whose registered office is in Thivviers 24800 Nantheuil, Le Petit Gue, France, registered with the Perigueux Trade and Companies Registry under number B 384 485 601.

CLAUSE 2 - GOVERNANCE OF ESCAPADE SA

2.1           BOARD OF DIRECTORS

              The Board of Directors of each company of the Fargeot Group consists of four (4) members and may be convened at any time, by each and any of the Director members of the Board.

              Mr. Thierry Civetta shall be the President and Chairman of the Board of Directors ("President Directeur General") of each company of the Fargeot group for a period of five years after the closing date with an annual gross remuneration for his services to Fargeot, in respect of the same scope of work and responsibilities as he has hitherto assumed of 1 million French francs (FF. 1,000,000), as per the following breakdown: FF 216,000 paid by Michel Fargeot SA, and FF 784,000 paid by Etablissements Fargeot et Cie SA.

              The Board of each company of the Fargeot group shall meet at least annually, unless a special meeting is required by any one Director.

              Agenda and Board Papers shall be distributed at least fourteen
              (14) days before annual meetings, and at least three (3) Business Days before any other scheduled meeting.

              The parties expressly agree to consult each other on the anniversary date of this agreement for the purpose of restructuring Mr. Civetta's remuneration if necessary and in the best respective interests of the parties.

2.2           CATEGORIES OF SHARES

The shares of Escapade SA held by RG Barry are Class A shares of Escapade SA and the shares held by Mr. Thierry Civetta and any other shareholders of Escapade SA are Class B shares of Escapade SA.

Holders of Class A shares are entitled to propose for nomination and election three (3) members of the Board of Directors of Escapade SA and the holder of Class B shares is entitled to propose for nomination and election one (1) member of the Board of Directors.

CLAUSE 3 - SALE OF THE BALANCE OF MR. CIVETTA'S SHARES IN ESCAPADE

3.1 RG Barry irrevocably undertakes to purchase from Mr. Civetta the number of company shares held by Mr. Civetta as of the date of the exercise of the option provided for in Article 4.2 of this agreement.

3.2 Said option shall be exercised by Mr. Civetta in whole only and as from July 20, 2004 until December 31, 2009 at the latest.

3.3 The purchase price of the company shares shall be calculated on the basis of the following formula:



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              Formula =

              8.75 x 20% of the average pro forma net Fargeot group profit of the last two years preceding the year during which said option is exercised where:
                  "Pro forma net Fargeot group profit" means: the net accounting profit of the Fargeot Group of companies determined according to French consolidation principles.

              The net accounting profit of the Fargeot group will be adjusted to take account of any transactions between the Fargeot Group and the RG Barry Group which may not be on arms' length terms.

              For the purpose of calculating the consolidated net accounting profit of the Fargeot Group of Companies in accordance with French consolidation principles, the statutory auditors of the Fargeot Group of Companies shall annually draw up consolidated accounts as from the Closing Date and on the basis of the certified accounts of each Fargeot group company.

CLAUSE 4 - PUT OPTION CLAUSE

4.1 In the event of Mr. Civetta's resignation as Chairman of the Board of Directors for reason of:

              (i) a person or persons acting together acquiring control of RG Barry (whether by tender offer, merger or otherwise); or

              (ii) the death of Mr. Gordon Zacks or his dismissal or resignation as chief executive of RG Barry (or his otherwise ceasing to perform the functions of chief executive of RG Barry for a continuous period of at least 12 months), and/or

              (iii) in the event of death, permanent incapacity or ill-health of Mr. Civetta,

              (iv) in the event of Mr. Thierry Civetta's resignation as President (President Directeur General) of one of the Companies of the group for any reason whatsoever,

              RG Barry irrevocably undertakes to purchase Mr. Civetta's shareholding in the Company's capital on the basis of a price calculated in accordance with the price formula and procedure set forth in Article 4.3.

4.2 In case of the occurrence of an event referred to in Article 5.1.(i), (ii) and (iii), Mr. Thierry Civetta or his assignees may exercise this option as from the date of the event and for a period of six months. The exercise of this option shall be carried out upon first demand by Mr. Thierry Civetta or his assignees by registered letter with return receipt requested.

4.3 The sale of shares must occur no later than the fifth Business Day following the date on which the option shall be exercised by Mr. Thierry Civetta or his assignees. Mr. Thierry Civetta shall remit, duly signed, the share transfer forms (ordres de mouvements) relating to the shares. RG Barry shall remit to Mr. Thierry Civetta or his assignees a bank check or any other means of payment accepted by Mr. Thierry Civetta or his assignees, made payable to him in payment of the price of these shares.


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CLAUSE 5 - CALL OPTION CLAUSE

              RG Barry shall have the right to purchase Mr. Civetta's shares of Escapade SA after 12 months from the closing date (i.e. after July 20, 2000) and until December 31, 2009.

              For this purpose, RG Barry shall notify Mr. Thierry Civetta of its intent to purchase his shares by registered letter with acknowledgment of receipt, in accordance with the price formula and procedure set forth in Article [4].

              The parties further agree that in the event that, within 12 months as from the sale of shares pursuant to this Article, more than 50% of the Company's voting rights and capital are sold at a higher unitary realization value per share than the price resulting from this call option, Mr. Thierry Civetta shall receive from RG Barry the difference between the value of the shares on the day the call option is exercised and the value on the day of the sale of more than 50% of the Company's voting rights and capital, in due proportion to the number of shares actually sold in respect of the day on which this call option is exercised, after subtraction of the portion of costs of any kind whatsoever generated by RG Barry's sale of more than 50% of Escapade SA's voting rights and capital. It is understood that, in the event that the unitary share price on the day of the sale of more than 50% of the Company's voting rights and capital is less than the unitary share price on the day of the call option, Mr. Thierry Civetta shall not owe any sum.

CLAUSE 6 - TRANSFER OF SHARES

6.1 Mr. Thierry Civetta undertakes not to sell or pledge his shares of the Company, unless a pledge of such shares is required to obtain the bank financing necessary for the Company to purchase shares of Fargeot et Cie.

6.2 Any sale, transfer, pledge, encumbrance or other disposition in violation of this Agreement will be null and void, if the potential beneficiary of such sale, transfer, pledge or encumbrance has not been approved by the other parties and/or if the transferor does not procure the transferee's written consent to be bound by the terms of this Agreement.

6.3 Subject to the terms and conditions set forth in this Agreement and in the Articles of Association, in case RG Barry intends to transfer, in whole or in part, its shares in the Company to a third party, RG Barry shall undertake to procure an offer from said third party providing that the shares held by Mr. Thierry Civetta will be transferred to said third party at the same price as its own shares.

For this purpose, RG Barry shall notify by registered letter with acknowledgment of receipt to Mr. Thierry Civetta the number of shares that it intends to transfer as well as the transfer price and any other substantial terms and conditions of the transaction.

Mr. Thierry Civetta shall notify by registered letter with acknowledgment of receipt to RG Barry his intent to transfer his shares to said third party under the same terms and conditions. In that case, RG Barry is not allowed to transfer its shares to said third party unless the shares held by Mr. Thierry Civetta are offered to be transferred at the same terms and conditions.

In the event of failure by Mr. Thierry Civetta to respond within fifteen (15)
              days as from the date of notification by RG Barry, Mr. Thierry Civetta shall be deemed to have waived his right provided for under this clause.


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CLAUSE 7 - RIGHT OF PREEMPTION

RG Barry may at any time sell part or all of its shares of the Company to any third party, subject to the following:

Such sale of all or part of its shares by RG Barry to a third party shall be subject to Mr. Thierry Civetta's preemptive right to purchase said shares under the same terms and conditions as those offered to the third party.

Notice of the planned transfer shall be given by RG Barry to Mr. Thierry Civetta by registered letter with acknowledgement of receipt and contain complete details of the identity of the third party, the number of shares concerned in the envisaged transfer and the offer price.

Mr. Thierry Civetta shall have, under penalty of foreclosure, a time limit of 30 days as from the receipt of the notice by RG Barry of the said information, to purchase the relevant shares, his decision being notified by registered letter with acknowledgement of receipt and having to be sent to RG Barry within this time period.

If, within the time period granted to him, Mr. Thierry Civetta has not purchased all the shares concerned, the preemptive right shall be deemed not to have been exercised and the transfer of all the shares may be made by RG Barry to the third party.

Mr. Thierry Civetta shall have no preemptive right in the event of a sale of RG
              Barry Corporation.

CLAUSE 8 - ANTI-DILUTION CLAUSE

RG Barry undertakes not to effect any increase in the share capital of Escapade
             SA involving a waiver of the shareholders' preferential rights of subscription, whilst Mr Thierry Civetta remains a shareholder of Escapade SA.

CLAUSE 9 - INFORMATION OBLIGATION

              Mr. Civetta shall draw up monthly reports of the activities concerning the Companies in a form agreed upon by the Parties, which reports shall be transmitted to RG Barry.

CLAUSE 10 - SHAREHOLDERS' ADVANCES

10.1 In connection with Escapade's acquisition, on the date hereof, of 49% of the shares making up the capital of Etablissements Fargeot et Compagnie, pursuant to the Stock Purchase Agreement, the financing was set up and paid to Escapade as follows:

              - FF 3,234,000 by Mr. Thierry Civetta in the form of a
                shareholder's current account advance,

              - FF 11,536,780 by RG Barry France Holding Inc. in the form of a loan.

              In this respect, it is provided that this advance and loan are entered into for a term of one month, which is automatically extendible for a period of one months, up to a limit of two months. It is understood that Escapade may repay this advance and loan prior to the due date in the event that it takes out a bank loan prior to the due date, which bank loan is to be intended to repay said advance and loan on a preferred basis. Said advance and loan shall


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              bear interest as set out in Article 39-1.3(degree) of the French
              General Tax Code, i.e. currently 4.38%.

10.2 Mr. Thierry Civetta shall make his best effort to negotiate and propose to Escapade, RG Barry and RG Barry France Holding, bank financing in the amount of FF 14,770,780. RG Barry may not unreasonably refuse the terms and conditions of said bank financing.

              In the event that RG Barry and RG Barry France Holding refuse the terms and conditions of the bank financing proposed by Mr. Civetta, RG Barry and RG Barry France Holding undertake either (i) to purchase from Mr. Thierry Civetta the amount of the advance he contracted, referred to in 10.1., or (ii) that Escapade shall take out a bank loan in the same amount as that advanced by Mr. Thierry Civetta, referred to in 10.1., under the terms and conditions negotiated by the latter.

10.3 It is expressly provided that any repayment in respect of the advances effected by RG Barry France Holding and Mr. Thierry Civetta shall be made on a pro-rata basis according to the amounts advanced by Mr. Thierry Civetta and RG Barry France Holding.

CLAUSE 11 - CONFLICTS

In the event of any conflict between the terms of this agreement and those of the Articles of Association of Escapade SA, the terms of this Agreement shall prevail and the shareholders shall take all necessary steps to modify the Articles of Association in order to make them consistent with terms of this Agreement, subject to mandatory public policy rules provided by French company law.

CLAUSE 12 - NOTICES

It shall be a sufficient receipt of any notice or other communication in writing hereunder if one Party desiring to give such notice or other communication sends the notice or communication by registered or certified mail, delivery in person or express courier to the other Party. Such notice or other communication shall be deemed to have been duly given upon receipt by the other Party, at the address set forth below or at such other address as such other Party shall have designated in writing:

To Mr. Thierry Civetta:    MR. THIERRY CIVETTA,

              with copy to:              SIMMONS AND SIMMONS
                                 To the attention of Maitre Jacques de Taisne
                                 68, rue du Faubourg Saint-Honore
                                 75008 Paris

To RG Barry:      RG BARRY CORPORATION,

                  Attention:             Mr. Burrell
                                 13405 Yarmouth Rd. NW
                                 Pickerington, Ohio, 43147 U.S.A.

              with copy to:              FIDAL Direction Paris et International,
                                 5, cours Valmy,
                                 F92923 Paris La Defense
                                 Attention: Maitre Philippe Breton and Maitre
                                 Pierre Mandez-Caille


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              To RG Barry France Holding Inc.:

                                 13405 Yarmouth Rd. NW
                                 Pickerington, Ohio 43147 U.S.A.

              with copy to:              FIDAL Direction Paris et International,
                                 5, cours Valmy,
                                 F92923 Paris La Defense
                                 Attention: Maitre Philippe Breton and Maitre
                                 Pierre Mandez-Caille

CLAUSE 13 - TERMINATION

The Shareholders' Agreement shall take effect as from the date hereof and shall remain effective until December 31, 2009 so long as RG Barry and Mr. Thierry Civetta remain shareholders of the Company.

CLAUSE 14 - APPLICABLE LAW AND JURISDICTION

14.1 This Agreement shall be governed and construed in accordance with French law.

14.2 Any dispute between the Parties as to the interpretation or performance of this Agreement shall be brought before the competent courts falling within the jurisdiction of the Court of Appeal of Paris.

CLAUSE 15 - ENTIRE AGREEMENT AND AMENDMENTS

This Agreement, including those agreements and documents to the extent incorporated herein by reference, constitutes the entire agreement between the Parties and supersedes all prior agreements or understandings relating to the subject matter hereof.

No Party shall claim any amendment to this Agreement unless it is in writing, sets forth the exact nature of such amendment and is signed by a duly authorized representative of each Party hereto.

CLAUSE 16 - MISCELLANEOUS

16.1          WAIVER

              The failure of any of the Parties to enforce any of the provisions of this Agreement at any time shall not be construed to be a waiver of such provision unless specifically so notified by a duly authorized representative of the non defaulting Party to the other Party in writing which writing expressly sets forth the exact nature of such waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other breach.

16.2          SEVERABILITY
              In the event any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of the Agreement, and this Agreement shall be interpreted and construed as if such term or provision, to the extent to which it is invalid, illegal or unenforceable, had never been contained in this Agreement provided, however,


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              that such invalidity, illegality or unenforceability shall not result in a material change of this Agreement.

16.3          CONFIDENTIALITY

              Neither Party shall disclose any information whatsoever relating to this Agreement without having obtained the prior written consent of the other Party.

16.4          LANGUAGE

              This Agreement is entered into and executed in French.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Executed in two (2) counterparts
On July 22, 1999,
In Paris




/s/ Thierry Civetta                               /s/ Yves Gaget
Mr. Thierry Civetta                               RG BARRY
                                                  Represented by Mr. Yves Gaget